SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported)   September 2, 2008

Commission File	Registrant, Address of Principal	I.R.S. employer	State of
Number	Executive Offices and Telephone Number	Identification Number	Incorporation

1-08788	SIERRA PACIFIC RESOURCES P. O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358	Nevada

0-00508	SIERRA PACIFIC POWER COMPANY P. O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0044418	Nevada
None

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Signatures

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Issuance and Sale of Sierra Pacific Power Company’s Series Q Notes
          On September 2, 2008, Sierra Pacific Power Company (“SPPC”), a wholly-owned subsidiary of Sierra Pacific Resources, issued and sold $250 million of its 5.45% General and Refunding Mortgage Notes, Series Q, due 2013 (the “Series Q Notes”). SPPC will pay interest on the Series Q Notes on March 1 and September 1 of each year, beginning on March 1, 2009. The Series Q Notes will mature on September 1, 2013. The Series Q Notes were issued pursuant to a registration statement (No. 333-146100-01) previously filed with the Securities and Exchange Commission (“SEC”). SPPC filed a prospectus supplement with the SEC in connection with the issuance of the Series Q Notes.
          The net proceeds from the issuance of the Series Q Notes will be approximately $247.7 million, after deducting the underwriting discount and estimated expenses. Approximately $238 million of the net proceeds from the sale of the Series Q Notes will be used to repay amounts outstanding under SPPC’s Revolving Credit Facility dated November 4, 2005, as amended, which matures November 2010. As of August 22, 2008, amounts outstanding under SPPC’s Revolving Credit Facility were borrowed at a weighted average interest rate of 3.22%. The remaining approximately $9.7 million of net proceeds will be used for general corporate purposes.
          SPPC may redeem the notes at its option at any time, in whole or in part, at a price of 100% of the principal amount of the Series Q Notes being redeemed plus a make-whole premium.

Signatures
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: September 2, 2008	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer

Sierra Pacific Power Company (Registrant)
Date: September 2, 2008	By:	/s/ E. Kevin Bethel
E. Kevin Bethel
Chief Accounting Officer